                                                                     EXHIBIT 8.1


                           FULBRIGHT & JAWORSKI L.L.P.
                            1301 MCKINNEY, SUITE 5100
                            HOUSTON, TEXAS 77010-3095
                            TELEPHONE: (713) 651-5151
                               FAX: (713) 651-5246



September 6, 2002



TEPPCO Partners, L.P.
2929 Allen Parkway
P.O. Box 2521
Houston, Texas  77252-2521




Dear Sirs:


         We have acted as special counsel for TEPPCO Partners, L.P., a Delaware limited partnership (the "Partnership"), in connection with the offering of units representing limited partner interests ("Units") in the Partnership pursuant to the Registration Statement on Form S-3 (Registration No. 333-86650) filed with the Securities and Exchange Commission (the "Commission") by the Partnership on April 19, 2002, as supplemented by the Prospectus Supplement dated September 5, 2002 (as so supplemented, the "Registration Statement").

         In connection therewith, we have participated in the preparation of the discussion set forth under the caption "Tax Considerations" (the "Discussion") in the Registration Statement. The Discussion, subject to the qualifications stated therein, constitutes our opinion as to the material United States federal income tax consequences for purchasers of Units offered by the Prospectus.

         We consent to the reference to our firm under the caption "Tax Considerations" in the Prospectus and to the filing of this confirmation and consent as an Exhibit to the Registration Statement.

                                            Very truly yours,

                                            /s/ FULBRIGHT & JAWORSKI L.L.P.

                                            Fulbright & Jaworski L.L.P.